Exhibit 10.1

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of July 1 2024, by and between DWF IV CENTURY PLAZA, LLC, a Delaware limited liability company (“Landlord”), and TERNS, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Office Lease dated as of March 1, 2019 (the “Original Lease”) for the lease by Tenant of Suite 100 of the Building located at 1065 East Hillsdale Blvd., Foster City, California, as such leased premises is more particularly described in the Original Lease.

B. The Original Lease, as amended by this Amendment, shall be referred to as the “Lease.” All capitalized terms referred to in this Amendment shall have the same meaning defined in the Original Lease, except where expressly defined to the contrary in this Amendment.

C. The Term of the Original Lease is scheduled to expire on October 31, 2024, but the parties have agreed to extend the Term and make certain other changes as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Extension of Term. The Term of the Lease is extended for thirty-six (36) months commencing as of November 1, 2024 and expiring on October 31, 2027 (the “New Expiration Date”), on the same terms and provisions of the Original Lease, except as provided in this Amendment. The period of time commencing on November 1, 2024 and expiring on the New Expiration Date provided above may be referred to in this Amendment as the “Extended Term.” Tenant acknowledges and agrees that Tenant does not have any right or option to extend or renew the Term beyond the New Expiration Date, except as provided in Section 5 of this Amendment. All references in the Original Lease to the Term shall mean the Term as extended by this Amendment for the Extended Term. Any tenant improvement work performed or allowances or free or abated rent or other concessions provided by Landlord in connection with the Original Lease shall not apply to the extension of the Lease Term under this Amendment.

2. Schedule for Minimum Monthly Rent for Extended Term. The Original Lease is amended to add that Tenant shall pay Minimum Monthly Rent in the following applicable amounts, payable in advance by the first day of each month during the Extended Term pursuant to the terms of the Lease for the payment of Minimum Monthly Rent.

Time Period	Monthly Base Rent
11/01/2024 – 01/31/2025	$0.00
02/01/2025 -- 10/31/2025	$43,879.50
11/01/2025 – 10/31/2026	$45,195.89
11/01/2026 – 10/31/2027	$46,551.76

Concurrent with Tenant’s execution of this Amendment, Tenant shall pay Landlord $43,789.50 as prepaid rent due for the month of February of 2025. Prior to November 1, 2024, Tenant shall continue to pay Minimum Monthly Rent in the applicable amount provided in the Original Lease.

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3. Additional Rent.

3.1 Base Year. From and after November 1, 2024, the Base Year shall be 2025. The Base Year for the period prior to the start of the Extended Term shall be as provided in the Original Lease.

3.2 Operating Costs & Taxes. Tenant shall continue to pay Tenant’s Proportionate Share of the amount of Operating Costs and Taxes are in excess of the amount of the Operating Costs and Taxes for the applicable Base Year, as such Base Year is subject to change as provided in Section 3.1 above. Tenant’s payment in calendar year 2024 for Tenant’s Proportionate Share of the increases in Operating Costs and Taxes over the Operating Costs and Taxes for the Base Year shall be calculated on a per diem basis to take into consideration the change in the Base Year under Section 3.1 above.

3.3 Gross Receipt Tax. In addition, Tenant shall pay the full amount of all applicable gross receipts, gross rent or similar tax, now or hereinafter enacted, that is assessed by any governmental authority on the gross receipts or rents or gross rents under the Lease, and such taxes shall not be included in real estate Taxes for the Base Year, but shall be reimbursed by Tenant to Landlord within thirty (30) days after request by Landlord.

4. Condition of Premises. Tenant acknowledges and agrees that possession of the Leased Premises by Tenant during the Lease Term extended by this Amendment is a continuation of Tenant’s possession under the Lease. Tenant is familiar with the condition of the Leased Premises and agrees to continue to lease the Leased Premises during the Extended Term in its existing condition, “AS IS,” without any obligation of Landlord to provide Tenant with any construction or refurbishing allowance whatsoever or to repair, remodel, improve or alter the Leased Premises, or to perform any other construction or other work of improvements upon the Leased Premises, except for any future repair and maintenance obligations that may be required of the Landlord by the terms of the Lease and except as provided in Section 5 below.

5. Option to Extend. The option to extend for the Extension Period (i.e., 5 years) in Section 2 of Exhibit E to the Original Lease is amended to provide that it is an option to extend for three (3) years immediately following the New Expiration Date under this Amendment. Tenant must provide not less than 9 months nor more than 12 months written notice prior to the New Expiration Date to execute such option to extend. The Minimum Monthly Rent for the Extension Period shall be at the Fair Market Rent projected for the Extension Period. The parties shall following the same procedure provided in Sections 2.2 through 2.8 of Exhibit E of the Original Lease to establish the Fair Market Rent for the Extension Period.

6. Original Lease First Refusal. The First Refusal Right to lease additional space in Section 3 and 3(a) through 3(d) of Exhibit E to the Original Lease is deleted and of no further force or effect.

7. Letter of Credit. Landlord and Tenant acknowledge that, in accordance with the terms of the Original Lease, Tenant has previously delivered a Letter of Credit issued by Wells Fargo Bank, N.A., under Letter of Credit No. IS000398263U in the amount of $146,265.00 (the “Letter of Credit”), which is currently held by Landlord, as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Within thirty (30) days following mutual execution of this Amendment, Tenant shall deliver to Landlord either a new letter of credit or an amendment to the existing Letter of Credit in the amount provided above with Tenant as the Applicant and Landlord as the beneficiary and with an outside expiration date of sixty (60) days after the end of the Extended Term (and the Extension Period if Tenant exercises its option to extend referred to in section 5 above). Landlord shall continue to hold the new or amended Letter of Credit throughout the Extension Period, subject to the terms and

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conditions of the Lease, as hereby amended, and no additional deposit is required as consideration of this Amendment.

8. Life Science Renovations. Landlord recently obtained certain entitlements to redevelop and convert the Building from an office building to a life science lab building for scientific study of living organisms, such as microorganisms, plants, animals and humans (the “Life Science Usage”). The conversion of the Building from a general office building to one principally for Life Science Usage may involve changes and improvements to the Building’s base electrical, plumbing, air conditioning and ventilations systems and other improvements required for environmental clean rooms, and other changes to address the conversion of office space to lab use, as well as changes to the Common Areas. The changes and improvements Landlord may make for Life Science Usage at the Building shall be referred to as the “Life Science Renovations”). Such work may be at the Building and other areas of the Complex, including, without limitation, the Common Areas. As of the date of this Amendment, Landlord does not have a definitive date when it would proceed with the Life Science Renovations. Tenant has entered into this Amendment with the understanding that Landlord may proceed with such Life Science Renovations while Tenant is in occupancy of the Leased Premises. Landlord will use commercially reasonable efforts to not unreasonably interfere with Tenant’s permitted use of the Leased Premises in the event Landlord elects to perform Life Science Renovations. In the event that Landlord elects to make the Life Science Renovations, Landlord shall provide not less than sixty (60) days prior written notice to Tenant of the date Landlord intends to commence construction at the Complex of the Life Science Renovations. The Life Science Renovations do not include typical office repairs, maintenance, improvements and changes to the Common Areas and Building that typically occur from time to time at office buildings and no such prior notice shall be required for such work. Subject to this Section 8, Tenant acknowledges and accepts the various inconveniences that may be associated with the use of the Leased Premises and Common Areas during the construction of the Life Science Renovations, such as construction obstacles, noise and debris, the passage of work crews, and other typical conditions incident to the construction of improvements. In connection with construction of such Life Science Renovations, Landlord may limit or eliminate certain access to portions of the Complex, including portions of the Common Areas, or perform work in the Building, so long as Tenant shall have access to the Leased Premises and the parking areas. Landlord shall perform, and shall cause its contractors, subcontractors, agents, and employees to perform, such Life Science Renovations in a manner consistent with industry standards for construction of such type of work, in order to provide Tenant with reasonable access to the Leased Premises and the parking areas, and to keep the construction site reasonably clean consistent with normal and customary industry standards for construction of Life Science Renovations, including providing clear alternate paths of travel in the event Tenant’s access to the Leased Premises is limited, performing any sanding or other work which causes a material intrusion into the Leased Premises in a manner that takes all measures to prevent any such intrusion. Notwithstanding the foregoing, in the event that Tenant is unable to use all or any portion of the Leased Premises for the conduct of its business due to any material disruption or interference caused by any construction, renovation, activity or work related to the Life Science Renovations, Tenant shall give Landlord written notice (the “Initial Notice”), specifying the nature and extent of the disruption (the “Disruption”). Landlord shall use commercially reasonable efforts to cure or mitigate the Disruption. If Landlord has not cured such Disruption to allow for Tenant to use the Leased Premises within three (3) business days after the receipt of the Initial Notice (the “Eligibility Period”): (i) Tenant shall be entitled to an abatement of Base Rent, or the pro rata portion thereof equivalent to the portion of the Leased Premises rendered reasonably unusable for the Permitted Use, for each day (commencing on the first day following the end of the Eligibility Period) that Tenant is Disrupted from using the Leased Premises or the applicable portion thereof. In addition, if Tenant is unable to use the Leased Premises due to a Disruption for seven (7) or more business days (the “Frequent Disturbance Period”) in any thirty (30) consecutive day period, regardless of whether Landlord cures the Disruption within the Eligibility Period noted above, Tenant shall be entitled to an abatement of Base Rent for each day of the Frequent Disturbance Period that Tenant was unable to use

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the Leased Premises due to a Disruption. If Tenant is unable to use all or substantially all of the Leased Premises for the conduct of its business for more than thirty (30) consecutive days or forty-five (45) cumulative days in any twelve (12) month period as a result of any Disruption, Tenant shall have the right, upon written notice to Landlord, to terminate this Lease effective as of the date specified in such notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date of such notice. Tenant shall immediately apply any accrued abatements against payments of Base Rent as they become due. The foregoing remedies provided in this section 8 for a Disruption are the sole and exclusive remedies for Tenant. The abatement in rent in Section 11.9(b) of the Original Lease shall not apply to a Disruption.

9. Disability Access Disclosure Under Section 1938 of the California Civil Code. Landlord makes the following statement in accordance with Section 1938 of the California Civil Code. The Leased Premises have not undergone an inspection by a Certified Access Specialist to determine if the Leased Premises meet all applicable construction related accessibility standards pursuant to Section 55.53 of the California Civil Code. Landlord makes the following statement in compliance with the requirements of Section 1938(e) of the California Civil Code.

A Certified Access Specialist (“CASp”) can inspect the subject Leased Premises and determine whether the subject Leased Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Leased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject Leased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the subject Leased Premises."

If Tenant desires to obtain such CASp inspection, the CASp party, the scope of the inspection and date such inspection shall be performed shall be subject to the prior written approval of Landlord, which will not be unreasonably withheld. Landlord shall have the right to have a representative present during such inspection. The cost of such inspection shall be paid by Tenant without reimbursement or other payment from Landlord. Any work required to be completed as described in the CASp report shall be performed and paid for by Tenant. Landlord reserves the right to contest the findings in any CASp inspection report obtained by Tenant by having another CASp inspect the Leased Premises, which additional CASp inspection shall be performed at Landlord’s sole cost and expense.

Any CASp inspection report obtained by or provided to Tenant shall be confidential and Tenant shall not disclose such report or the findings in such report to any other party without the prior written consent of Landlord in its sole discretion, except to the extent disclosure is required to parties on a need to know basis only for Tenant to complete repairs and corrections of violations of construction-related accessibility standard that Tenant agrees to make, to the extent disclosure is required by regulatory requirement or judicial or administrative process or other requirement of law, or in connection with any action or proceeding to enforce or interpret this Lease or any provision hereof.

10. General Provisions.

10.1 Recitals. The foregoing recitals in this Amendment are true and correct and incorporated into the body of this Amendment.

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10.2 Confirmation. Tenant acknowledges and agrees that, as of the Effective Date: (a) Tenant is in sole possession of the Leased Premises demised under the Original Lease; (b) all work, improvements and furnishings required by Landlord under the Original Lease have been completed and accepted by Tenant, except for any future repair and maintenance obligations that may be required of the Landlord by the terms of the Lease; and (c) to its knowledge, it has no offset, claim, recoupment or defense against the payment of rent, and other sums and the performance of all obligations of Tenant under the Original Lease.

10.3 Miscellaneous. The foregoing recitals to this Amendment are true and correct and incorporated herein by this reference. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. As amended hereby, the Lease shall remain in full force and effect. In case of any conflict between any term or provision of this Amendment and the Original Lease, the term or provision of this Amendment shall govern.

10.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Any facsimile or other electronic signature shall constitute a valid and binding method for executing this Amendment. Executed counterparts of this Amendment exchanged by facsimile transmission or other electronic means shall be fully enforceable.

10.5 Effectiveness. The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of either party. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other. Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

10.6 Real Estate Brokers. Tenant represents and warrants to Landlord that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Amendment and has not dealt with any broker in connection with this Amendment with the exception of Cornish & Carey Commercial dba Newmark Knight Frank, which is acting as broker for Tenant and Landlord. Each of Tenant and Landlord agrees to indemnify, defend and hold harmless the other from and against any and all claims by any other real estate broker or salesman who claims Tenant or Landlord, as applicable, authorized or employed, or acted by implication to authorize or employ, to act for it in connection with this Amendment.

10.7 OFAC. Tenant hereby reaffirms and remakes the representations, warranties and covenants in Section 33.24 of the Original Lease.

10.8 Authority. Each party represents and warrants to the others that it is duly authorized to enter into this Amendment and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

TENANT:	TERNS, INC.,
a Delaware corporation
	By:	/s/ Bryan Yoon
	Name:	Bryan Yoon
	Title:	COO

LANDLORD:	DWF IV CENTURY PLAZA, LLC,
a Delaware limited liability company

	By:	DivcoWest Real Estate Asset Management, Inc.,
(formerly known as Divco West Real Estate Services, Inc.)
a Delaware corporation
Its Agent
		By:	/s/ Gregg Walker
		Name:	Gregg Walker
		Title:	President

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